Exhibit 99.1


Arrow Electronics Accelerates Previously Announced Share Repurchase Program

              Repurchase to Fully Offset Option Dilution


    MELVILLE, N.Y.--(BUSINESS WIRE)--Aug. 16, 2007--Arrow Electronics, Inc. (NYSE:ARW) announced today that the company expects to repurchase shares under their previously announced buyback program in such amounts as to completely offset the dilution from the exercise of stock options. The program was previously intended to minimize earnings per share dilution caused by the issuance of such shares and repurchases were funded with cash received from the exercise of options in the previous quarter. The company will now utilize cash flow from operations and cash received from option exercises to fund repurchases. The company has repurchased $46.4 million of common stock under this program to date, leaving $53.5 million for future repurchases under the $100 million authorized program.

    Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of 260 locations in 55 countries and territories.


    CONTACT: Arrow Electronics, Inc.
             Sabrina N. Weaver
             Director, Investor Relations
             631-847-5359
             or
             Paul J. Reilly
             Senior Vice President & Chief Financial Officer
             631-847-1872
             or
             Media:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101